Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference herein of our report on the consolidated balance sheets of NetLojix Communications, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule, for the year ended December 31, 2001, which report, dated March 8, 2002, appears in the annual report on Form 10-K of NetLojix Communications, Inc. for the fiscal year ended December 31, 2001.

/s/ FARBER & HASS LLP

Oxnard, California
March 25, 2002